Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-98775 of Equity One, Inc. on Form S-3 of our report dated February 17, 2003 (except for Note 14 as to which the date is September 12, 2003) appearing in the Current Report on Form 8-K of Equity One, Inc. dated September 19, 2003, of our report dated February 17, 2003 on the consolidated financial statement schedule appearing in the Annual Report on Form 10-K of Equity One, Inc. for the year ended December 31, 2002, of our reports on the statements of revenues and certain operating expenses of Sheridan Plaza and Presidential Markets included in the Current Report on Form 8-K dated September 19, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Miami, Florida
December 1, 2003